Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Lisa K. Klinger Vice President – Treasurer and Investor Relations (972) 409-1528

klingerl@michaels.com
Michaels Stores Third Quarter Sales Increase 5.0%
— Same-Store Sales Increase 0.8% —
IRVING, Texas — November 3, 2005 — Michaels Stores, Inc. (NYSE: MIK) reported today that total sales for the third quarter were $839.7 million, a 5.0% increase over last year’s $799.9 million. Same-store sales for the quarter increased 0.8% on a 3.7% increase in average ticket, a 3.2% decrease in transactions, and a 0.3% increase in custom frame deliveries. Year-to-date sales of $2.406 billion increased 8.9% from $2.209 billion for the same period last year. Same-store sales year-to-date were up 4.2% over the same period a year ago on a 0.9% increase in transactions, a 2.8% increase in average ticket, and a 0.5% increase in custom frame deliveries. A favorable Canadian currency translation added approximately 0.4% to the average ticket increase for both the third quarter and year-to-date.
Michael Rouleau, President and Chief Executive Officer, said, “In light of the challenging retail environment during the third quarter, we are pleased with our overall performance and continue to expect to deliver record earnings for the quarter. Our sales results for the quarter were affected by the unfavorable impact of unseasonably warmer weather in certain parts of the country this year, measurably higher energy & fuel costs for consumers and a reduction in our promotional program. For the third quarter, our domestic Michaels Stores’ Southeast, Pacific, and Central zones delivered the strongest same-store sales performances and the strongest departmental performances came in our General Crafts, Custom Framing, Yarn, and Ribbon and Wedding categories. The growth in our General Crafts category is due to the continuing strong performance of our Jewelry and Bead businesses.”
The Company continues to expect fiscal 2005 third quarter diluted earnings per share to range from $0.36 to $0.38 versus diluted earnings per share of $0.31 for the third quarter of 2004, representing a year over year increase of between 16% and 23%. Third quarter operating income growth over the prior year period is currently expected to be driven by strong gross margin expansion partially offset by higher selling and administrative expenses as a percent of sales. The Company continues to expect same-store sales in the fourth quarter of fiscal 2005 to increase between 3% and 5% over the same period last year and fiscal 2005 full year same-store sales are forecast to increase 3% to 5%. Consistent with prior guidance, the company expects fourth quarter diluted earnings per share to range from $.88 to $.92 and fiscal year 2005 diluted earnings per share to be between $1.80 and $1.85, representing an increase of 24% to 28% over the $1.45 diluted earnings per share reported for fiscal 2004.
     The Company also announced that it has repurchased 1,380,600 shares of the Company’s common stock during the third quarter of fiscal 2005 under its stock repurchase plans at an average price, including commissions, of
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8000 BENT BRANCH DRIVE · IRVING, TEXAS 75063
(972) 409-1300

$34.72 per share. As of November 3, 2005, under its repurchase plans, the Company is authorized to repurchase approximately 1.61 million additional shares plus such shares as may be repurchased with proceeds from the future exercise of options under the Company’s 2001 General Stock Option Plan.
The Company plans to release its third quarter 2005 earnings results and outlook for fiscal 2005 on Tuesday, November 22, 2005, and will conduct a conference call at 4:00 p.m. CT on that date, hosted by Michaels Stores President and CEO, Michael Rouleau and Executive Vice President — Chief Financial Officer, Jeffrey Boyer. Those who wish to participate in the call may do so by dialing 973-633-6740. Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com. To listen to the live call, please go to the website at least fifteen minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 30 days after the date of the event. Recordings may be accessed at www.michaels.com or by phone at 973-341-3080, PIN 5446633.
Michaels Stores, Inc. is the world’s largest specialty retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of November 3, 2005, the Company owns and operates 889 Michaels stores in 48 states and Canada, 166 Aaron Brothers stores, 11 Recollections stores, and four Star Wholesale operations.
This document may contain forward-looking statements that reflect our plans, estimates, and beliefs. Any statements contained herein (including, but not limited to, statements to the effect that Michaels or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended January 29, 2005, and in our Quarterly Reports on Form 10-Q for the quarters ended April 30, 2005 and July 30, 2005. Specific examples of forward-looking statements include, but are not limited to, forecasts of same-store sales growth, operating income, and diluted earnings per share. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service, and convenience; our ability to anticipate and/or react to changes in customer demand; changes in consumer confidence; unexpected consumer responses to changes in promotional programs; unusual weather conditions; the execution and management of our store growth and the availability of acceptable real estate locations for new store openings; the effective maintenance of our perpetual inventory and automated replenishment systems and related impacts to inventory levels; delays in the receipt of merchandise ordered from our suppliers due to delays in connection with either the manufacture or shipment of such merchandise; transportation delays (including dock strikes and other work stoppages); changes in political, economic, and social conditions; commodity, energy and fuel cost increases, currency fluctuations, and changes in import duties; our ability to maintain the security of electronic and other confidential information; financial difficulties of any of our insurance providers, key vendors, or suppliers; and other factors as set forth in our Annual Report on Form 10-K for the fiscal year ended January 29, 2005, particularly in “Critical Accounting Policies and Estimates” and “Risk Factors,” and in our other Securities and Exchange Commission filings. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.
This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).
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8000 BENT BRANCH DRIVE · IRVING, TEXAS 75063
(972) 409-1300